Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 11, 2014.

The Goldman Sachs Group, Inc. $

Callable Monthly USD LIBOR and Russell 2000® Index-Linked Range Accrual Notes due

Subject to our redemption right described below, interest, if any, on your notes will be paid monthly on the 27th day of each month, commencing on the first interest payment date (expected to be July 27, 2014) and ending on the stated maturity date (expected to be June 27, 2029). The amount of interest that you will be paid each month will be based on the number of days that are both scheduled trading days and scheduled London business days, each a “reference date”, on which both of the following conditions are met: (i) the closing level of the Russell 2000® Index is greater than or equal to 75.00% of the initial index level; and (ii) the level of 6-month USD LIBOR is within the rate trigger range (greater than or equal to 0.00% and less than or equal to 6.00%).  To determine your annualized interest rate with respect to each interest payment date, we will divide the number of reference dates in the immediately preceding interest period on which both of the above conditions are met by the total number of reference dates in that interest period. We will then multiply the resulting fraction by the applicable rate of interest for such interest payment date: (i) 6.00% for the first 96 monthly interest payment dates, (ii) 7.00% for the next 48 monthly interest payment dates and (iii) 9.00% for the final 36 monthly interest payment dates. Your monthly interest payment for each $1,000 face amount of your notes will equal the product of the applicable annualized interest rate times $1,000 times an accrued interest factor determined in accordance with the 30/360 day count convention. Unless both conditions are met on each reference date in a monthly interest period, the interest rate with respect to the next interest payment date will be less than 6.00% per annum, 7.00% per annum or 9.00% per annum, as applicable, and if such conditions are never met, the interest rate with respect to such interest payment date will be 0.00%.

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any monthly interest payment date on or after December 27, 2014.

If your notes are not called, on the stated maturity date, we will pay you an amount in cash equal to the face amount of your notes plus accrued and unpaid interest, if any.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-9.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $895 and $945 per $1,000 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $     per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                .

Original issue date:	expected to be June 27, 2014	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

*The original issue price will be     % for certain investors; see “Supplemental Plan of Distribution” on page S-40.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.     dated         , 2014.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc.  The prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

• Prospectus supplement dated September 19, 2011

• Prospectus dated September 19, 2011

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

HYPOTHETICAL INTEREST PAYMENTS

Non-call Period — Interest Accruing — No Interest Accruing

The following illustrations reflect hypothetical returns based on the following inputs:

Left Side Axis		Right Side Axis	
Index:	Russell 2000® Index	**Reference Rate:**	6-Month USD LIBOR
Index Trigger Level:	75.00%	**Rate Trigger Range:**	Between 0.00% and 6.00%

Index Level Increases and the 6-month USD LIBOR Rate Remains Within the Rate Trigger Range

- **Interest Payments:** Interest will accrue at the full interest rate of 6.00%, 7.00% or 9.00% per annum, as applicable.
- **Call Feature:** The issuer is more likely to call the notes during the life of the notes.
- **Payment at Maturity:** You will receive 100% of the face amount at maturity.

Index Level Increases but the 6-month USD LIBOR Rate Falls Outside the Rate Trigger Range

- **Interest Payments:** The interest rate with respect to an interest payment date will be 6.00%, 7.00% or 9.00% per annum, as applicable, only when, during all of the immediately preceding interest period, the closing level of the index is greater than or equal to the index trigger level ***and*** the 6-month USD LIBOR rate is within the rate trigger range.
- **Call Feature:** The issuer may or may not call the notes during the life of the notes.
- **Payment at Maturity:** You will receive 100% of the face amount at maturity.

Index Level Increases and Decreases and the 6-month USD LIBOR Remains Within the Rate Trigger Range

- **Interest Payments:** The interest rate with respect to an interest payment date will be 6.00%, 7.00% or 9.00% per annum, as applicable, only when, during all of the immediately preceding interest period, the closing level of the index is greater than or equal to the index trigger level ***and*** the 6-month USD LIBOR rate is within the rate trigger range.
- **Call Feature:** The issuer may or may not call the notes during the life of the notes.
- **Payment at Maturity:** You will receive 100% of the face amount at maturity.

Index Level Decreases and the 6-month USD LIBOR Rate Remains Within the Rate Trigger Range

- **Interest Payments:** The monthly interest payments are mostly zero.
- **Call Feature:** While the issuer may choose to call the notes, the issuer is very likely not to call the notes during the life of the notes.
- **Payment at Maturity:** You will receive 100% of the face amount at maturity.

RISKS

The foregoing is only a brief summary. For a more detailed description of the terms of your notes, see "Summary Information" beginning on page S-4 and "Specific Terms of Your Notes" beginning on page S-16 of this prospectus supplement. You should also read "Additional Risk Factors Specific to Your Notes" beginning on page S-9 of this prospectus supplement so that you may better understand the risks associated with an investment in the notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-16.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index:  the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by the Russell Investment Group (“Russell”); see “The Index” on page S-25

Reference rate:  for any reference date that is a London business day, the 6-month London Interbank Offered Rate (LIBOR) for deposits in U.S. dollars (“6-month USD LIBOR”) as it appears on Reuters screen LIBOR01 page (or any successor or replacement service or page thereof) at 11:00 a.m., London time on such day, subject to adjustment as described on page S-17

Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Principal amount:  if your notes are not called, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes

Trade date: expected to be June 24, 2014

Original issue date (settlement date) (to be set on the trade date): expected to be June 27, 2014

Stated maturity date (to be set on the trade date):  expected to be June 27, 2029, subject to our early redemption right and to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-17

Specified currency:  U.S. dollars (“$”)

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Supplemental discussion of U.S. federal income tax consequences:  The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under this treatment, it is the opinion of Sidley Austin LLP that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, subject to any positive and negative adjustments based on the actual interest payments on the notes. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income.

Early redemption right:  we have the right to redeem your notes, in whole but not in part, at a price equal to 100% of the face amount plus accrued and unpaid interest, on the interest payment date that is expected to fall on December 27, 2014 and on each interest payment date occurring thereafter, subject to ten business days’ prior notice

Interest rate:  the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the index and the level of the reference rate on each reference date during the interest period immediately preceding such interest payment date.  The interest rate will be equal to:  the product of (1) the applicable rate of interest for such interest payment date ((i) 6.00% for the first 96 monthly interest payment dates, (ii) 7.00% for the next 48 monthly interest payment dates and (iii) 9.00% for the final 36 monthly interest payment dates) times (2) the quotient of (i) the number of reference dates during the applicable interest period when the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within the rate trigger range divided by (ii) the number of reference dates in such interest period.

Initial index level (to be set on the trade date):  the closing level of the index on the trade date

Index trigger level:  75.00% of the initial index level

Rate trigger range:  greater than or equal to 0.00% and less than or equal to 6.00%

Closing level of the index:  the closing level of the index on any reference date, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-21

Interest payment dates (to be set on the trade date):  expected to be the 27th day of each month, beginning on July 27, 2014 and ending on the stated maturity date, subject to adjustments as described elsewhere in the prospectus supplement

Reference date:  for each interest period, each day that is both a scheduled trading day and a scheduled London business day

Day count convention:  30/360 (ISDA)

Business day convention:  following unadjusted

Accrued interest factor:  calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date

Regular record dates:  one business day immediately preceding each interest payment date

Defeasance:  not applicable

No listing:  the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described on page S-21

London business day:  as described on page S-21

Scheduled London business day:  as described on page S-21

Trading day:  as described on page S-21

Scheduled trading day:  as described on page S-21

Interest determination dates:  the tenth scheduled trading day prior to each interest payment date

Interest period:  the period from and including each interest determination date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest determination date

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:  38147QB54

ISIN no.:  US38147QB546

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate on any given interest payment date based on the closing level of the index and the level of the reference rate on the reference dates in the immediately preceding interest period and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates.

The examples below are based on a range of levels of the index and reference rates that are entirely hypothetical; no one can predict what the level of the index or reference rate will be on any day throughout the life of your notes, and no one can predict whether interest will accrue on your notes. The index and reference rate have been highly volatile in the past — meaning that the levels of the index and the reference rate have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the tables below such as interest rates, the volatility of the index and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement. The information in the tables also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Index trigger level	75.00% of the initial index level

Rate trigger range	greater than or equal to 0.00% and less than or equal to 6.00%

Interest rate	6.00% per annum for the first 96 monthly interest payment dates; 7.00% per annum for the next 48 interest payment dates; and 9.00% for the final 36 monthly interest payment dates

The day count convention calculation results in an accrued interest factor of 0.08333

The notes are not called

Neither a market disruption event nor a non-trading day occurs on any reference date

No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual levels of the index and the reference rate on any reference date in any interest period, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical levels of the index and reference rate shown elsewhere in this prospectus supplement. For information about the levels of the index and the reference rate during recent periods, see “The Index — Historical Closing Levels of the Index” on page S-30 and “Historical 6-Month USD LIBOR Rates” on page S-33, respectively. Before investing in the notes, you should consult publicly available information to determine the index level and reference rates between the date of this prospectus supplement and the date of your purchase of the notes.

The following table illustrates the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above.  The numbers in the first column represent the number of reference dates (“N”) during any given interest period for which the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within the rate trigger range. The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within the rate trigger range for a given number of reference dates (as specified in the first column).

Also, the hypothetical examples shown below do not take into account the effect of applicable taxes.

The following table illustrates the method we will use to calculate the interest rate with respect to the first 96 monthly interest payment dates.

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) x 6.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	20	0.00000000	0.00%
5	20	0.01500000	0.13%
10	20	0.03000000	0.25%
15	20	0.04500000	0.38%
20	20	0.06000000	0.50%

*The number of days for which the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within rate trigger range in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

The following table illustrates the method we will use to calculate the interest rate with respect to the next 48 monthly interest payment dates.

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) x 7.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	20	0.00000000	0.00%
5	20	0.01750000	0.15%
10	20	0.03500000	0.29%
15	20	0.05250000	0.44%
20	20	0.07000000	0.58%

*The number of days for which the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within rate trigger range in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

The following table illustrates the method we will use to calculate the interest rate with respect to the final 36 monthly interest payment dates.

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) x 9.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	20	0.00000000	0.00%
5	20	0.02250000	0.19%
10	20	0.04500000	0.38%
15	20	0.06750000	0.56%
20	20	0.09000000	0.75%

*The number of days for which the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within rate trigger range in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing level of the index or the level of the reference rate on any day or the market value of your notes, nor can we predict the relationship among the closing level of the index, the level of the reference rate and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual initial index level, which we will set on the trade date, and on closing levels of the index and levels of the reference rate as determined by the calculation agent. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, on each interest payment date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the index and the reference rate, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

If the Closing Level of the Index Is Less Than the Index Trigger Level or the Level of the Reference Rate Is Not Within the Rate Trigger Range on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes, if, on any reference date in any applicable interest period, the closing level of the index is less than the index trigger level or the level of the reference rate is not within the rate trigger range, the interest rate with respect to the next interest payment date will be reduced. Therefore, if either the closing level of the index is less than the index trigger level or the level of the reference rate is not within the rate trigger range for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming circumstances where no interest payment is to be made on your notes, the present value of your notes as of the original issue date will equal the present value of a zero coupon bond with the same maturity and face amount issued by us, in each case discounted using current interest rates and credit spreads based on the discount method used by Goldman, Sachs & Co., which may be different from the methods used by others. On the original issue date such present value is expected to be approximately 52.50% of the face amount of your notes (you should not base any tax characterization of your notes on such present value).

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the level of the index;

•                  the 6-month USD LIBOR;

•                  the volatility — i.e., the frequency and magnitude of changes — in the closing level of the index and the level of the reference rate;

•                  the dividend rates of the index stocks;

•                  economic, financial, legislative, regulatory, political, military and other events that affect LIBOR rates, stock markets generally and the stocks underlying the index, and which may affect the closing level of the index;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index or the reference rate based on its historical performance. The actual performance of the index or the reference rate over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little or no relation to the historical closing levels of the index, the historical reference rates or the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Index or the Reference Rate Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the index or the reference rate. Changes in the level of the index or the reference rate may not result in a comparable change in the market value of your notes. Even if the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within the rate trigger range during some portion of the life of the notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to 6-month USD LIBOR or the index.  We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the 6-month USD LIBOR, the index or the stocks underlying the index (which we refer to as index stocks), as applicable, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes.  We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the 6-month USD LIBOR, the index or one or more of the index stocks, as applicable.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the 6-month USD LIBOR or the index — directly or indirectly by affecting the price of the index stocks— and therefore the market value of your notes and the amount we will pay on your notes at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or index stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the index or index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index or index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Issuers of the Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the issuers of the index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index or index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, index, index stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of the Index Sponsor and Changes that Affect the Index or Index Stocks Comprising the Index, Could Affect the Amount of Interest Payable on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of the index stocks comprising the index, and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the index and, therefore, the amount of interest payable on your notes on any interest payment date and the market value of your notes before that date. The amount of interest payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on any such date — and thus the amount payable on any interest payment date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on any trading day and the interest determination date and the amount of interest payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Index” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

You Have No Shareholder Rights or Rights to Receive Any Index Stock

Investing in your notes will not make you a holder of any of the index stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the index or the stocks comprising the index or any other rights with respect to the index stocks.  Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any index stocks.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing level of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

The Historical Levels of the 6-month USD LIBOR Rate Are Not an Indication of the Future Levels of the 6-month USD LIBOR rate

In the past, the level of the 6-month USD LIBOR rate has experienced significant fluctuations.  You should note that historical levels, fluctuations and trends of the 6-month USD LIBOR rate are not necessarily indicative of future levels.  Any historical upward or downward trend in the 6-month USD LIBOR rate is not an indication that the 6-month USD LIBOR rate is more or less likely to increase or decrease at any time during any interest period, and you should not take the historical levels of the 6-month USD LIBOR rate as an indication of its future performance.

Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes

Beginning in 2008, concerns were raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them.  A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions (including in the United States, United Kingdom, European Union, Japan and Canada).  If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”).  The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting.  Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”).  In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls.  In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities.  In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of your securities is affected by reported LIBOR rates, the level of interest payments and the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of your notes.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making certain determinations that affect your notes, including determining the closing level of the index and the level of the reference rate on any reference date, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; market disruption events; non-trading days; non-business days; non-London business days; the interest determination dates; the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index.  See “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Able to Redeem Your Notes at Our Option

We have the right to redeem your notes, in whole but not in part, at 100% of their outstanding face amount plus any accrued and unpaid interest up to but excluding the redemption date, on the interest payment date falling on December 27, 2014 and on each interest payment date occurring thereafter, upon ten business days’ prior notice. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity, and therefore the term of your notes could be anywhere between six months and fifteen years.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, subject to any positive and negative adjustments based on the actual interest payments on the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•      U.S. dollars (“$”).

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below.  When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect.  When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Reference Rate

In this prospectus supplement, when we refer to the reference rate for any day, we mean the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters screen LIBOR page as of 11:00 a.m., London time (“6-month USD LIBOR”), on such reference date, subject to adjustment as described under “— Interest Payments” below.  The “Reuters screen LIBOR page” means the display page designated as “LIBOR01”, or any successor or replacement page or pages, on the Reuters service, or any successor service on which London interbank rates of major banks for U.S. dollars are displayed.

Payment of Principal on Stated Maturity Date

If your notes are not called, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes.

Stated Maturity Date

The stated maturity date is expected to be June 27, 2029, unless that day is not a business day, in which case the stated maturity date will instead occur on the next following business day.

Interest Payments

The interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the index and the level of the reference rate on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to: the product of (1) the applicable rate of interest for such interest payment date ((i) 6.00% for the first 96 monthly interest payment dates, (ii) 7.00% for the next 48 monthly interest payment dates and (iii) 9.00% for the final 36 monthly interest payment dates) times (2) the quotient of (i) the number of reference dates during the applicable interest period when the closing level of the index is greater than or equal to the index trigger level and the level of the reference rate is within the rate trigger range divided by (ii) the number of reference dates in such interest period.

The index trigger level is 75.00% of the initial index level.

The rate trigger range is greater than or equal to 0.00% and less than or equal to 6.00%.

If the calculation agent determines that the closing level of the index is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or Modification of the Index” below), then the closing level of the index for such reference date, and for each consecutive reference date thereafter for which the closing level of the index is not available, will be the closing level of the index on the next reference date for which the closing level of the index is available.  For example, if the closing level of the index is not available on a Monday through Wednesday and the closing level of the index is available on Thursday, then the closing level of the index for Thursday will also be used for each of Monday, Tuesday and Wednesday.  However, if the closing level of the index is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of the index is not available, the calculation agent will determine the closing level of the index for each such reference date based on its assessment, made in its sole discretion, of the level of the index at the applicable time on such reference date.

If the calculation agent determines that a reference date is not a London business day, then the level of the reference rate for such reference date, and for each consecutive reference date thereafter that is not a London business day, will be the level of the reference rate on the next reference date that is a London business day. For example, if Monday through Wednesday are not London business days but Thursday is a London business day, then the level of the reference rate for Thursday will also be used for each of Monday, Tuesday and Wednesday. However, if more than four consecutive reference dates are not London business days, then on such fifth consecutive reference date and for each consecutive reference date thereafter which is not a London business day, the calculation agent will determine the level of the reference rate for each such reference date based on its assessment, made in its sole discretion, of the level of the reference rate at the applicable time on such reference date.

Notwithstanding the previous two paragraphs, if the calculation agent determines that the closing level of the index is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of the index for such reference date based on its assessment, made in its sole discretion, of the level of the index at the applicable time on such reference date.  Similarly, if the calculation agent determines that the reference rate is not available on the last reference date in any applicable interest period, the calculation agent will determine the level of the reference rate for such reference date based on its assessment, made in its sole discretion, of the level of the reference rate at the applicable time on such reference date.

If the reference rate does not appear on the Reuters screen LIBOR page as described under “— Reference Rate” on any London business day, then the calculation agent will determine the level of the reference rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on such London business day to prime banks in the London interbank market for a period of six months commencing on that London business day and in a representative amount. The calculation agent will request the principal London office of each of the four major banks in the London interbank market to provide a quotation of its rate. If at least two such quotations are provided, the level of the reference rate for such London business day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the level of the reference rate for such London business day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on such London business day for loans in U.S. dollars to leading European banks for a period of six months commencing on such London business day and in a representative amount.  If no quotation is provided, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for that London business day in its sole discretion.

For the purposes of the previous paragraph, “representative amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

The calculation agent will calculate the amount of interest that has accrued on your notes with respect to each interest payment date in the following manner. The calculation agent will calculate the interest rate with respect to such interest payment date as described above and multiply the result by the accrued interest factor and the face amount.

An interest period means each period from and including each interest determination date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest determination date.  The accrued interest factor is calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date.

Interest, if any, will be paid on your notes on the 27th day of each month, beginning on July 27, 2014 up to and including the stated maturity date. If an interest payment date would otherwise be a day that is not a business day, the payment due on that interest payment date will be postponed to the next day that is a business day. However, the interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date does not occur on the originally scheduled day, the interest payment date scheduled to occur on that originally scheduled day will instead occur on the postponed stated maturity date. However, interest on your notes will accrue only up to, but excluding, the originally scheduled stated maturity date.

Reference Date

For each interest period, each day that is both a scheduled trading day and a scheduled London business day will be a reference date.

Interest Determination Dates

Each interest determination date will be the tenth scheduled trading day prior to the related interest payment date.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the interest payment amount on the relevant interest payment date by reference to the substitute index.  We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines on the interest determination date that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the applicable closing level of the index used to determine the interest payment on the related interest payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the index stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split, any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the then-current index methodology of the index, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the levels of the index used to determine the interest payment amount on the related interest payment date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under

“Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Additional Disclosure about Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as trustee for the indenture under which the notes are being issued.  Affiliates of the trustee have underwritten our securities from time to time in the past and may underwrite our securities from time to time in the future.  The trustee may have to resign if a default occurs with respect to the notes within one year after any offering of our securities underwritten by an affiliate of the trustee, such as BNY Mellon Capital Markets, LLC, since the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939.  In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days.  In addition, the trustee can resign for any reason with 60 days notice, and we would be required to appoint a successor trustee.  If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee.  The trustee will remain the trustee under the indenture until a successor is appointed.  During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act.  In the accompanying prospectus dated September 19, 2011 under “Our Relationship with the Trustee,” we describe certain other circumstances in which the trustee may have to resign due to a conflict of interest.

Manner of Payment

Any payment on your notes at maturity or upon redemption will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, the reference rate, the regular record dates, the reference dates, the interest rate on each interest payment date, the interest payable on each interest payment date, business days, London business days, trading days, interest determination dates, whether a market disruption event occurs, postponement of any interest payment date or the stated maturity date, the amount of cash payable on your notes at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Our Early Redemption Right

We may redeem your notes, at our option, in whole but not in part, on the interest payment date that is expected to fall on December 27, 2014 and on each interest payment date occurring thereafter, for an amount equal to 100% of the face amount plus any accrued and unpaid interest to, but excluding, the redemption date.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving ten business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

If we give the holder a redemption notice, we will redeem the entire outstanding face amount of your notes as follows. On the redemption date, we will pay to the holder of record on the tenth business day immediately preceding the redemption date, the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

London Business Day

With respect to the determination of the reference rate only, when we refer to a London business day with respect to your notes, we mean any day on which commercial banks are open for general business (including dealings in U.S. dollars) in London. A London business day is a scheduled London business day if, as of the trade date, commercial banks are scheduled to be open for general business (including dealings in U.S. dollars) in London.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all of the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor. A trading day is a scheduled trading day if, as of the trade date, the index sponsor is scheduled to be open for business, the index is expected to be calculated and published and the respective principal securities markets for all of the index stocks are scheduled to be open for trading.

Closing Level

The closing level of the index on any trading day will be the closing level of the index or any successor index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day.  Currently, whereas the index sponsor publishes the official closing level of the index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places.  As a result, the closing level of the Russell 2000® Index reported by Bloomberg Financial Services may be lower or higher than the official closing level of the Russell 2000® Index published by the index sponsor.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained during such period, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final interest determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•                  a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  index stocks constituting 20% or more, by weight, of the index, or option or futures contracts, if available, relating to the index or to index stocks constituting 20% or more, by weight, of the index are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts, if available, relating to the index or an index stock in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to that index stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index and/or the reference rate on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index, index stocks or the reference rate.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•       expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or the reference rate,

•       may take or dispose of positions in the securities of the index stock issuers themselves,

•       may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•       may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•       may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index, the index stocks or the reference rate.  We expect these steps to involve sales of instruments linked to the index and/or the reference rate on or shortly before the final interest determination date.  These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market or the reference rate.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX

The Russell 2000® Index, which we refer to as the Russell 2000 Index, is an index calculated, published and disseminated by Russell Investment Group (“Russell”) that measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. Additional information about the Russell 2000 Index is available on the following website: http://www.russell.com/Indexes/data/ fact_sheets/us/Russell_2000_Index.asp. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of May 28, 2014, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses):Consumer Discretionary (13.50%), Consumer Staples (3.45%), Financial Services (24.54%), Health Care (13.21%), Materials & Processing (7.06%), Other Energy (5.83%), Producer Durables (14.36%), Technology (13.87%) and Utilities (4.18%).  (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000 Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of Constituent Stocks of the Russell 2000 Index

The Russell 2000 Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on the last trading day of May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000 Index, if that company incorporates in, has its headquarters in and also trades in the United States.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. ADRs and ADSs are not eligible for inclusion in the Russell 2000 Index.

Exclusions from the Russell 2000 Index

Russell specifically excludes the following companies and securities from the Russell 2000 Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (v) bulletin board, pink sheets or over-the-counter traded securities; and (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders.

Initial List of Eligible Securities

The primary criterion Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000 Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the last trading day in May for those securities being considered at annual reconstitution.  IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000 Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the month of May is equal to or greater than $1.00.

Annual Reconstitution

The Russell 2000 Index is reconstituted annually by Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will be effective on the preceding Friday. A full calendar for reconstitution is made available each spring. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Russell 2000 Index. The current Russell 2000 Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. The ending period index value, for purposes of calculating the Russell 2000 Index value, on any date is determined by adding the market values of the index stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. In the event of a market disruption resulting in any index stock price to be unavailable, Russell will generally use the last reported price for such index stock for the purpose of performance calculation.

Constituent stocks of the index are weighted in the Russell 2000 Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by Russell. Russell determines shares available to the public for purchase based on information recorded in corporate filings with the Securities and Exchange Commission and other reliable sources in the event of missing or questionable data. Adjustments to shares are reviewed at reconstitution and for major corporate actions such as mergers.  Russell removes the following types of shares from total market capitalization to arrive at free-float market capitalization:

Corporate cross-owned shares — shares of a company in the index that are held by another company that is included in any other Russell index;

Large private and corporate holdings — shares held by an individual, a group of individuals acting together or another listed corporation (that is not included in the index) if such shareholdings constitute 10% or more of the shares outstanding. Institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, are not excluded unless the firm has a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and included with the officers/directors group in calculating the 10% threshold;

ESOP or LESOP shares — shares held by employee stock ownership plans and leveraged employee stock ownership plans that comprise 10% or more of a company’s outstanding shares;

Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange;

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

Government holdings — shareholdings listed as “government of”. Shares held by government investment boards and/or investment arms are treated like shares held by large private shareholdings and are excluded if the number of shares is greater than 10% of outstanding shares. Shares held by a government pension plan are considered institutional holdings and will not be excluded.

Corporate Actions Affecting the Index

Russell adjusts the index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the index and its weight in the index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, Russell estimates the effective date. Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice to its clients regarding the impact of the action and the effective date. Russell applies the following methodology guidelines when adjusting the index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index, the target company is deleted and its market capitalization simultaneously moves to the acquiring company’s stock. Russell categorizes the surviving entity based on a weighted average of the market value of the two companies prior to the merger using market values as of the day immediately before Russell determines that the action or event is final. Given sufficient market hours after confirmation, Russell effects this action after the close on the last day of trade of the target company.

Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000 Index, it is deleted from the index after Russell determines that the action or event is final. If the acquiring company is a member of the Russell 2000 Index, its shares are adjusted by adding the target company’s market capitalization. If the target company is not a member of a Russell index, Russell will also analyze the transaction to determine whether it constitutes a reverse merger. A reverse merger occurs when the acquiring company is a private, non-publicly traded company or OTC company, and the acquisition results in a transaction whereby a new publicly traded company is created that meets all of the requirements for inclusion in a Russell index based on market capitalization using the opening price on the day after the merger or acquisition is considered final. In such a case, the newly formed entity will be placed in the Russell 2000 Index, if appropriate, and the target company will be simultaneously removed from the Russell 2000 Index, after the close of the market on the day after the merger is considered final. If the event does not qualify as a reverse merger, the target company is deleted after the action is determined to be final.

Reincorporation — Members of a Russell U.S. index, like the Russell 2000 Index, that reincorporate to another country and continue to trade in the United States and companies that reincorporate to the United States during the year are analyzed for assignment by Russell during annual reconstitution. Members that reincorporate in another country and no longer trade in the United States are immediately deleted from the Russell U.S. indices.

Rights Offerings — Rights offered to shareholders are reflected in the index only if the subscription price of the rights is at a discount to the market price. Provided that Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date. If Russell is unable to provide prior notice, it will delay the price adjustment until the appropriate notice has been given. This treatment applies for both transferable and non-transferable rights. Rights issued as part of a poison pill arrangement or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt are excluded from this treatment.

Spin-offs— Spun-off companies are added to the parent company’s index if the spun-off company meets all the eligibility requirements of the index and its total market capitalization is greater than the market-adjusted total market capitalization of the smallest company in the Russell 3000E™ Index at the latest reconstitution. Spun-off companies are added to the index at the same time as they are spun-off from their parent company, which is on the completion date of the spin-off. The parent company’s market value will be reduced simultaneously on the Russell effective date.

Initial Public Offerings — Eligible initial public offerings are added to the Russell 2000 Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution, except that fourth quarter IPO additions will be processed after the close on the third Friday of each December.

Tender Offers — A company acquired as a result of a tender offer is removed when (i) the tender offer period completes; (ii) shareholders have validly tendered, not withdrawn, and the shares have been accepted for payment; (iii) all regulatory requirements have been fulfilled; and (iv) the acquiring company is able to finalize the acquisition via a short-form merger, top-up option or other compulsory mechanism. In the case where all the above requirements have been fulfilled except for the acquiring company being able to finalize the acquisition through a compulsory mechanism, Russell will make a share adjustment to the target company’s shares, on a date pre-announced by Russell, in cases where the float-adjusted shares have decreased by 30% or more and the tender offer has fully completed and closed. If the acquiring company is issuing stock as part of the tender offer, the float-adjusted shares of that company will be increased concurrently with the decrease in the target company’s float-adjusted shares.

Delisted and Halted Stocks — When stocks are deleted from the index as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day the action is final (t), or the following day (t+1) using the closing OTC bulletin board price. Halted securities are not removed from the index until the time they are actually delisted from the exchange. If a security is halted, it remains in the index at the most recent closing price until the security resumes trading or is officially delisted. If, however, a stock is (i) halted due to financial difficulty/debt or cash flow issues for a period longer than 40 calendar days or (ii) suspended due to exchange listing rules or legal regulatory issues longer than one calendar quarter, Russell will review for removal on a case-by-case basis. Determinations will be made based upon reasonable likelihood of trade resumption and likelihood of residual value returned to equity holders. If removal is deemed appropriate, Russell will remove the stock at zero value at the end of the month. Stocks that are scheduled for changes but are halted or suspended prior to reconstitution will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, the securities changes will be announced and their positions will be updated accordingly.  Usually, notification for these changes will be made on the same day as these changes are made.  If sufficient notice is not possible, the updates will be delayed by one day.  Securities will be removed from the index using the closing price on the primary exchange of the securities.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the index at the time of the bankruptcy filing; whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, Russell may remove the stock at a nominal price of $0.0001.

Change of Company Structure — If a company changes its corporate designation from that of a Business Development Company, Russell will remove the company from the index after giving two days’ notice of its removal.

Stock Distributions — A price adjustment for stock distributions is applied on the ex-date of the distribution. When the number of shares for the distribution is fixed, Russell increases the number of shares on the ex-date. When the number of shares is an undetermined amount based on future earnings and profits, Russell increases the number of shares on the pay-date.

Dividends — Russell includes gross dividends in the daily total return calculation of the index on the basis of their ex-dates. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash. If the number of shares to be issued as a stock dividend is announced subsequently, Russell will give effect to the share change with appropriate notice. Regular cash dividends are reinvested across the index at the close on the dividend ex-date, while special cash dividends are subtracted from the price of the stock before the open on the ex-date.

Updates to Share Capital — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-index member and other potential changes are generally updated at the end of the month in which the change is reflected in vendor-supplied updates. Russell verifies this information using publicly available information filed with the Securities and Exchange Commission. Russell only applies such changes if the aggregate change in the number of shares outstanding is greater than 5%. The float factor determined during the most recent annual reconstitution is applied to this figure, and only the available shares will be added to the index. No such changes are made in June due to the most recent annual reconstitution. Month-end changes in November and December will be processed as one event after the close on the third Friday of each December.

Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the index as an indication of the future performance of the index.  We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index.  Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the index over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the index from June 10, 2004 through June 10, 2014.  We obtained the levels displayed in the graph below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 2000® Index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

License Agreement

Frank Russell Company and Goldman Sachs International have entered into a non-exclusive license agreement,  granting The Goldman Sachs Group, Inc. (“GS Group”), in exchange for a fee, permission to use the Russell 2000 Index in connection with the offer and sale of the notes.  GS Group is not affiliated with Russell; the only relationship between Russell and GS Group is the licensing of the use of the Russell 2000 Index (a trademark of Russell) and trademarks relating to the Russell 2000 Index.

GS Group does not accept any responsibility for the calculation, maintenance or publication of the Russell 2000 Index or any successor index.

The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to GS Group is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to GS Group or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS GROUP, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

HISTORICAL 6-MONTH USD LIBOR RATES

The level of the 6-month USD LIBOR rate has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of the 6-month USD LIBOR rate during the period shown below is not an indication that the level of the 6-month USD LIBOR rate is more or less likely to increase or decrease at any time during any interest period.  See “Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes” for more information about 6-month USD LIBOR.

You should not take the historical level of the 6-month USD LIBOR rate as an indication of future levels of the 6-month USD LIBOR rates.  We cannot give you any assurance that the future levels of the 6-month USD LIBOR rate will result in your receiving a return on your notes that is greater than the return you would have realized if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.  Neither we nor any of our affiliates make any representation to you as to the 6-month USD LIBOR rate.

Moreover, in light of current market conditions, the trends reflected in the historical levels of the 6-month USD LIBOR rate may be less likely to be indicative of the levels of the 6-month USD LIBOR rate during any interest period.

The actual levels of the 6-month USD LIBOR rate during any interest period may bear little relation to the historical levels of the 6-month USD LIBOR rate shown below.

We have included the following graph of the historical behavior of the 6-month USD LIBOR rate for the period from June 10, 2004 to June 10, 2014, for your reference.  Past movements of the 6-month USD LIBOR rate are not indicative of future levels or the future behavior of the 6-month USD LIBOR rate.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a partnership;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive, except to the extent of any positive or negative adjustments discussed below.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded monthly. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
, 2014 through December 31, 2014	$	$
January 1, 2015 through December 31, 2015	$	$
January 1, 2016 through December 31, 2016	$	$
January 1, 2017 through December 31, 2017	$	$
January 1, 2018 through December 31, 2018	$	$
January 1, 2019 through December 31, 2019	$	$
January 1, 2020 through December 31, 2020	$	$
January 1, 2021 through December 31, 2021	$	$
January 1, 2022 through December 31, 2022	$	$
January 1, 2023 through December 31, 2023	$	$
January 1, 2024 through December 31, 2024	$	$
January 1, 2025 through December 31, 2025	$	$
January 1, 2026 through December 31, 2026	$	$
January 1, 2027 through December 31, 2027	$	$
January 1, 2028 through December 31, 2028	$	$
January 1, 2029 through	$	$

In addition, we have determined the projected payments for your notes are as follows:

Taxable Year	Payment in January	Payment in February	Payment in March	Payment in April	Payment in May	Payment in June	Payment in July	Payment in August	Payment in September	Payment in October	Payment in November	Payment in December
2014	N/A	N/A	N/A	N/A	N/A	N/A	$	$	$	$	$	$
2015	$	$	$	$	$	$	$	$	$	$	$	$
2016	$	$	$	$	$	$	$	$	$	$	$	$
2017	$	$	$	$	$	$	$	$	$	$	$	$
2018	$	$	$	$	$	$	$	$	$	$	$	$
2019	$	$	$	$	$	$	$	$	$	$	$	$
2020	$	$	$	$	$	$	$	$	$	$	$	$
2021	$	$	$	$	$	$	$	$	$	$	$	$
2022	$	$	$	$	$	$	$	$	$	$	$	$
2023	$	$	$	$	$	$	$	$	$	$	$	$
2024	$	$	$	$	$	$	$	$	$	$	$	$
2025	$	$	$	$	$	$	$	$	$	$	$	$
2026	$	$	$	$	$	$	$	$	$	$	$	$
2027	$	$	$	$	$	$	$	$	$	$	$	$
2028	$	$	$	$	$	$	$	$	$	$	$	$
2029	$	$	$	$	$	$	N/A	N/A	N/A	N/A	N/A	N/A

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If, during any taxable year, the actual payments with respect to the notes exceed the projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to the notes are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or maturity of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

Furthermore, it is possible that any Form 1099-OID you receive in respect of the notes may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If you purchase your notes at a price other than their adjusted issue price as determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon the sale, exchange, redemption or maturity, by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon the sale, exchange, redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes, decreased by the projected amount of any contingent payments previously made with respect to the notes. The original issue price of your notes is equal to the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield for your notes), decreased by the projected amount of any contingents payments previously made to you with respect to your notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a non-corporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act Withholding (FATCA)

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of      % of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will vary between       % and 100% of the face amount of the notes.  Any sale of a note to a fee-based advisory account at an original issue price below 100% of the face amount will reduce the underwriting discount specified on the cover of this prospectus supplement with respect to such note.  The original issue price paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the notes to such advisory account, but not by more than       % of the face amount of the notes.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on June 27, 2014, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes referred to in (a) to (c) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$ The Goldman Sachs Group, Inc. Callable Monthly USD LIBOR and Russell 2000® Index-Linked Range Accrual Notes due Goldman, Sachs & Co.

	Page
Summary Information	S-4
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-16
Use of Proceeds	S-24
Hedging	S-24
The Index	S-25
Historical 6-Month USD LIBOR Rates	S-33
Supplemental Discussion of Federal Income Tax Consequences	S-35
Employee Retirement Income Security Act	S-39
Supplemental Plan of Distribution	S-40

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140